Exhibit 99

VCAT Reports Results for the Three and Six Months

Ended December 31, 2003

San Diego, California, February 12, 2004 – Venture Catalyst Incorporated (“VCAT”) (OTCBB: VCAT), today reported operating results for the three and six months ended December 31, 2003.

Three Months Ended December 31, 2003 Results

VCAT reported a net loss for the three months ended December 31, 2003 of $75,000 or $0.01 loss per share. This compares with a net loss of $570,000, or $0.08 loss per share, for the three months ended December 31, 2002. Weighted average shares outstanding were 7,206,598 for both periods.

Revenues for the three months ended December 31, 2003 were $1,952,000, as compared to $357,000 during the three months ended December 31, 2002. Substantially all the revenues in the current year period were derived from good faith consulting fees paid to VCAT by the Barona Tribe for consulting services that VCAT rendered during the period. The payments were an indication of the Tribe’s “good faith” intention to work with VCAT to restructure the business relationship.

Costs of revenues were $1,021,000 during the three months ended December 31, 2003, as compared to ($217,000) during the three months ended December 31, 2002. During the second quarter of our last fiscal year, cost of revenues were reduced by $951,000 as a result of adjustments related to the anticipated contract loss, which resulted in a negative aggregate cost of revenues amount for the period.

Operating expenses, consisting of general and administrative, sales and marketing and research and development, were $742,000 during the three months ended December 31, 2003 compared to $932,000 during the three months ended December 31, 2002.

Net other expense, primarily relating to interest expense on VCAT’s long-term debt, was $263,000 during the three months ended December 31, 2003, compared to $212,000 during the three months ended December 31, 2002.

Six Months Ended December 31, 2003 Results

Revenues for the six months ended December 31, 2003 were $3,904,000, as compared to $2,552,000 during the six months ended December 31, 2002. Substantially all the revenues in the current year period were derived from good faith consulting fees paid to VCAT by the Barona Tribe for consulting services that VCAT rendered during the period. The payments were an indication of the Tribe’s “good faith” intention to work with VCAT to restructure the business relationship.

Costs of revenues were $1,861,000 during the six months ended December 31, 2003, as compared to $3,032,000 during the six months ended December 31, 2002. During the six month period of our last fiscal year, cost of revenues were increased by $1,587,000 as a result of adjustments related to the anticipated contract loss, including an increase in the anticipated contract loss of $530,000.

Operating expenses, consisting of general and administrative, sales and marketing and research and development, were $1,624,000 during the six months ended December 31, 2003 compared to $2,042,000 during the six months ended December 31, 2002.

Net other expense, primarily relating to interest expense on VCAT’s long-term debt, was $505,000 during the six months ended December 31, 2003, compared to $409,000 during the six months ended December 31, 2002.

As of December 31, 2003, VCAT’s unrestricted cash and cash equivalents balance was $7,005,000, an increase of $170,000 from the June 30, 2003 balance.

About Venture Catalyst Incorporated

VCAT is a provider of consulting services and technology in the gaming and hospitality market. VCAT is headquartered in San Diego, California.

VENTURE CATALYST INCORPORATED

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Three Months Ended December 31,

(unaudited)

	2003	2002
Revenues:
Consulting services	$1,950,900	$357,000
Software products and services	882	—

Total revenues	1,951,782	357,000
Cost of revenues:
Consulting services	727,797	15,634
Anticipated contract loss	—	(408,827)
Software products and services	292,998	176,122

Total cost of revenues	1,020,795	(217,071)

Gross profit	930,987	574,071

Operating expenses:
General and administrative	639,140	728,838
Sales and marketing	90,955	49,058
Research and development	12,015	154,145

Total operating expenses	742,110	932,041

Operating profit (loss)	188,877	(357,970)

Other income (expense):
Interest income	14,206	30,231
Interest expense	(277,586)	(254,851)
Other gains	—	12,800

Other expense, net	(263,380)	(211,820)

Net loss	(74,503)	(569,790)

Basic and diluted loss per share:
Net loss per share - basic and diluted	$(.01)	$(.08)

Weighted average common shares outstanding - basic and diluted	7,206,598	7,206,598

VENTURE CATALYST INCORPORATED

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Six Months Ended December 31,

(unaudited)

	2003	2002
Revenues:
Consulting services	$3,901,800	$2,552,000
Software products and services	2,698	—

Total revenues	3,904,498	2,552,000
Cost of revenues:
Consulting services	1,330,950	2,217,051
Anticipated contract loss	—	529,873
Software products and services	529,735	285,395

Total cost of revenues	1,860,685	3,032,319

Gross profit (loss)	2,043,813	(480,319)

Operating expenses:
General and administrative	1,268,909	1,522,718
Sales and marketing	329,561	204,464
Research and development	25,730	315,179

Total operating expenses	1,624,200	2,042,361

Operating profit (loss)	419,613	(2,522,680)

Other income (expense):
Interest income	28,044	60,528
Interest expense	(532,961)	(484,511)
Other gains	—	15,300

Other expense, net	(504,917)	(408,683)

Net loss	(85,304)	(2,931,363)

Basic and diluted loss per share:
Net loss per share - basic and diluted	$(.01)	$(.41)

Weighted average common shares outstanding - basic and diluted	7,206,598	7,206,598